Exhibit 8.1

The following is a list of the Company's subsidiaries as of April 3, 2014:

Name	Vessel/Activity	Organization	Ownership percentage

Scandic American Shipping Ltd.	Management Co.	Bermuda	100%

Orion Tankers Ltd.	Management Co.	Bermuda	100%